Exhibit 10.1

CHANGE IN CONTROL, SEVERANCE AND NON COMPETE AGREEMENT

OF CENTERSTATE BANKS, INC.

This Change in Control, Severance and Non-Compete Agreement (this “Agreement”) is made and entered into this 26th day of July, 2012, by and among CenterState Banks, Inc. (the “Corporation” or “Employer”), a corporation organized under the laws of the State of Florida, with its main office in Davenport, Florida and Daniel E. Bockhorst (the “Executive”). Any reference to the “Board of Directors” herein shall mean the Board of Directors of the Corporation.

WHEREAS, the Executive has heretofore served in the position of Chief Risk Officer and Executive Vice President of CenterState Bank of Florida, N.A. (the “Bank”), a subsidiary of the Corporation and in that capacity has had access to confidential and proprietary information and trade secrets of the Corporation:

NOW THEREFORE, in consideration of the performance of the responsibilities of the Executive and upon the other terms and conditions hereinafter provided, the parties hereto agree as follows:

1.	No Employment Contract

The parties hereto acknowledge and agree (i) that this Agreement is not a management or employment agreement and (ii) that none of the terms and conditions contained herein shall be operative until such time as there is a Change in Control as hereinafter defined in this Agreement. Prior to a Change in Control, the Executive agrees and acknowledges that he is an employee-at-will of the Corporation, and/or any subsidiary thereof.

2.	Term of Agreement

(a) The term of this Agreement shall be for a period beginning on the execution date of this Agreement and ending on the date of the first board of directors meeting immediately following the 2015 annual shareholders’ meeting expecting to occur before the end of April 2015 (“first renewal date”). This Agreement will automatically renew for subsequent three year periods (approximately), ending on the first board of directors meeting immediately following every third annual shareholders meeting thereafter (“future renewal dates”). The board of directors may elect to terminate this agreement, subject to paragraph 5(c), by majority vote, only on the first renewal date or any future renewal dates, unless as otherwise provided herein.

(b) Subject to Paragraph 5(c), if, prior to a Change in Control of the Corporation, the Executive ceases for any reason to be an employee of the Corporation, the Executive shall not be entitled to any severance or change in control payments as contemplated by this Agreement.

(c) Unless sooner terminated as set forth herein, this Agreement shall terminate when the Executive reaches age sixty-five (65).

3.	Termination for Cause

(a) The Executive shall have no right to receive severance or other benefits under this Agreement for any period after the date of termination for Cause. For purposes of this Agreement, termination of Employment by the Corporation for “Cause” shall mean only as a result of the following events:

(i)	material breach of any provision of this Agreement:

(ii)	breach of a fiduciary duty involving personal gain or profit;

(iii)	intentional failure to perform stated duties;

(iv)	a willful and material breach of the policies and procedures for the operation of the Corporation, including any subsidiaries;

(v)	willful violation of any law, rule, regulation (other than a law, rule or regulation relating to a traffic violation or similar offense); or

(vi)	willful misconduct; or

(vii)	and any such act shall have been materially harmful to the Corporation, as determined by its Board of Directors.

(b) For purposes of Paragraphs 3(a)(iv), 3(a)(v) and 3(a)(vi), no act, or failure to act, on the Executive’s part shall be considered “willful” unless he has acted, or failed to act, with an absence of good faith and without a reasonable belief that his action or failure to act was in or not opposed to the best interests of the Corporation.

4.	Voluntary Termination of Employment

The Executive’s employment may be terminated by the Executive at any time upon sixty (60) days’ written notice to the Corporation or upon such shorter period as may be agreed upon between the Executive and the Board of Directors.

5.	Change in Control

(a) If, during the term of this Agreement, there is a Change in Control of the Corporation, the Executive may be entitled to a change of control payment. The amount of this change of control payment shall be the benefits specified in Paragraph 6 of this Agreement.

(b) For purposes of this Agreement, a “Change in Control of the Corporation” shall mean:

(i)	The acquisition after the date of this Agreement by a person or persons acting in concert of the power to vote 51% or more of a class of the Corporation’s voting securities;

(ii)	during any period of two (2) consecutive years during the term of this Agreement, individuals who at the beginning of such period constitute the Board of Directors of the Corporation cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least a majority of the directors then in office who were directors in office at the beginning of the period;

(iii)	the Corporation shall have merged into or consolidated with another corporation, or merged another corporation into the Corporation, on a basis whereby less than fifty percent (50%) of the total voting power of the surviving corporation is held in the aggregate by the holders of voting stock of the Corporation immediately prior to such transaction; or

(iv)	the Corporation shall have sold or otherwise transferred 75% or more of its assets to another person. The term “person” refers to an individual, corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or other entity.

(c) Notwithstanding the second clause of the first sentence of Paragraph 1, if, following the commencement of discussion by the Corporation with a party that ultimately results in a Change of Control of the Corporation with the same party, but prior to the occurrence of such Change in Control of the Corporation, the Executive’s employment is terminated by the Corporation for any reason other than for Cause, or the Board of Directors elects to terminate this Agreement pursuant to Section 2(a), the Executive will be entitled to a severance payment. The amount of this severance payment shall be the benefits specified in Paragraph 6 of this Agreement.

6.	Change in Control or Severance Benefits

(a) As set forth above, Executive will be entitled to a severance payment subject to the conditions of Section 5(c) of this Agreement. In addition, if the Executive is employed with the Corporation or any of its subsidiaries upon the closing of a Change in Control and if within one year following a Change in Control the employment of the Executive is terminated (i) by Corporation or its subsidiaries, as the case may be, for any reason other than Cause, or (ii) by the Executive for Good Reason, then on or before the effectiveness of such termination, Corporation shall pay Executive, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, a lump sum cash payment equal to 1 (one) times the Executive’s annual base salary. The term annual base salary shall refer to the Executive’s then current base salary annualized and does not include cash bonus payments, if any, for services rendered to the Corporation or any subsidiary. The foregoing shall be in addition to any other rights that the Executive may be entitled to under any other agreements with, or benefit plans of, the Corporation or any subsidiary.

(b) Cause and Good Reason. For purposes of this Agreement, “Cause” shall have the meaning set forth in Section 3(a) of this Agreement. For purposes of this Agreement, “Good Reason” shall mean (i) without the express written consent of the Executive, any reduction of the Executive’s base salary with Corporation or any of its subsidiaries, as the case may be, (ii) without the express written consent of the Executive, Corporation or any of its subsidiaries, as the case may be, requiring the Executive to be based in any office or location other than at which the Executive is based at the date of the Change in Control (except for travel which is reasonably required in the performance of the Executive’s responsibilities and which is substantially similar as to frequency and duration to the travel required of the Executive during the one-year period immediately prior to the date of the Change in Control), or (iii) without the express written consent of the Executive, Corporation or any of its subsidiaries, as the case may be, significantly reduces the duties, responsibilities, authority or title of the Executive. Any termination by Corporation or any of its subsidiaries, as the case may be, for Cause or by the Executive for Good Reason shall be communicated by a Notice of termination to the other party. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which (i) indicates the specific termination provision of this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) specifies the termination date such employment.

7.	Confidentiality and Creative Work

(a) The Executive covenants and agrees not to reveal to any person, firm, or corporation any confidential information of any nature concerning the Corporation or its business, or anything connected therewith. As used in this Agreement, the term “confidential information” means all of the Corporation’s and affiliates’ confidential and proprietary information and trade secrets in existence on the date hereof or existing at any time during the term of this Agreement, including but not limited to:

(i) the whole or any portion or phase of any business plans, financial information, purchasing data, supplier data, accounting data, or other financial information;

(ii) the whole or any portion or phase of any research and development information, design procedures, algorithms or processes, or other technical information;

(iii) the whole or any portion or phase of any marketing or sales information, sales records, customer lists, customer information, employee lists, employee information, financial products and services, financial products and services pricing, financial information and projections, or other sales information; and

(iv) trade secrets, as defined from time to time by the laws of the State of Florida.

However, confidential information excludes information that – as of the date hereof or at any time after the date hereof – is published or disseminated without obligation of confidence or that becomes a part of the public domain (x) by or through action of the Corporation, or (y) otherwise than by or at the direction of the Executive. This Paragraph 7 does not prohibit disclosure required by an order of a court having jurisdiction or a subpoena from an appropriate governmental agency or disclosure made by the Executive in the ordinary course of business and within the scope of the Executive’s authority.

(b) The Executive agrees to deliver or return to the Corporation upon termination of employment, or as soon thereafter as possible, all written information and any other similar items furnished by the Corporation or any of its subsidiaries or prepared by the Executive in connection with the Executive’s services hereunder. The Executive will retain no copies thereof after termination of this Agreement or termination of the Executive’s employment.

(c) The Executive agrees that all creative work and work product, including but not limited to all technology, business management tools, processes, software, patents, trademarks, and copyrights developed by the Executive during the term of his employment with the Corporation or any of its subsidiaries, regardless of when or where such work or work product was produced, constitutes work made for hire, all rights of which are owned by the Corporation. The Executive hereby assigns to the Corporation all rights, title, and interest, whether by way of copyrights, trade secret, trademark, patent, or otherwise, in all such work or work product, regardless of whether the same is subject to protection by patent, trademark, or copyright laws. This Paragraph 7 shall not be construed to require assignment to the Corporation of the Executive’s right, title, and interest in creative work and work product, including but not limited to inventions, patents, trademarks, and copyrights, developed by the Executive entirely on the Executive’s own time and without using the Corporation’s equipment, supplies, facilities, or trade secrets of the Corporation or any of its subsidiaries unless the creative work or work product (x) relates to the business or actual or demonstrably anticipated research or development of the Corporation or any of its subsidiaries or (y) results from any work performed by the Executive for the Corporation or any of its subsidiaries. However, to enable the Corporation to determine the rights of the Corporation and the Executive in any creative work and work product developed by the Executive that the Executive considers nonassignable under this Paragraph 7, including but not limited to inventions, patents, trademarks, and copyrights, the Executive shall during the term of this Agreement timely report to the Corporation all such creative work and work product.

(d) The Executive hereby acknowledges that the enforcement of this Paragraph 7 is necessary to ensure the preservation, protection, and continuity of the business, trade secrets, and goodwill of the Corporation, and that the restrictions set forth in Paragraph 7 are reasonable in terms of time, scope, territory, and in all other respects. The Executive acknowledges that it is impossible to measure in money the damages that will accrue to the Corporation if the Executive fails to observe the obligations imposed by Paragraph 7. Accordingly, if the Corporation institutes an action to enforce the provisions hereof, the Executive hereby waives the claim or defense that an adequate remedy at law is available to the Corporation and the Executive agrees not to urge in any such action the claim or defense that an adequate remedy at law exists. If there is a breach or threatened breach by the Executive of the provisions of Paragraph 7, the Corporation shall be entitled to an injunction without bond to restrain the breach or threatened breach, and the prevailing party in any the proceeding shall be entitled to reimbursement for all costs and expenses, including reasonable attorneys’ fees. The existence of any claim or cause of action by the Executive against the Corporation or any of its subsidiaries shall not constitute and shall not be asserted as a defense by the Executive to enforcement of Paragraph 7.

(e) Affiliates’ Confidential Information is Covered. For purposes of this Agreement the term “affiliate” includes the Corporation, its subsidiaries, and any entity that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with the Corporation or its subsidiaries.

(f) The Executive’s obligations under Paragraph 7 shall survive employment termination regardless of the manner in which termination occurs, except change of control as defined in Paragraph 6 and shall be binding upon the Executive’s heirs, executors, and administrators.

8.	Competition after Employment Termination

(a) The restrictions in this Paragraph 8 have been negotiated, presented to and accepted by the Executive contemporaneous with the offer and acceptance by the Executive of this Agreement. The Employer’s decision to enter into this Agreement is conditioned upon the Executive’s agreement to be bound by the restrictions contained in this Paragraph 8. This Paragraph 8 shall be void if the employment of the Executive is terminated by the Corporation without “Cause” (as defined in Section 3(a) of this Agreement) or if a Change in Control occurs before the Executive’s employment termination. For purposes of this Paragraph 8 the term “Employer” includes not only the Corporation but also each of its subsidiaries.

(b) The Executive promises and agrees that during the Restricted Period (as defined below) and in the Restricted Territory (as defined below) the Executive shall1:

(i)	not directly or indirectly solicit or attempt to solicit any Customer (as defined below) to accept or purchase Financial Products or Services (as defined below) of the same nature, kind, or variety as provided to the Customer by the Employer during the two years immediately before the Executive’s employment termination with the Employer;

(ii)	not directly or indirectly influence or attempt to influence any Customer, joint venturer, or other business partner of the Employer to alter that person or entity’s business relationship with the Employer in any respect; and

(iii)	not accept the Financial Products or Services business of any Customer or provide Financial Products or Services to any Customer on behalf of anyone other than the Employer.

(c) The Executive promises and agrees that during the Restricted Period in the Restricted Territory the Executive shall not engage, undertake, or participate in the business of providing, selling, marketing, or distributing Financial Products or Services of a similar nature, kind, or variety (x) as offered by the Employer to Customers during the two years immediately before the Executive’s employment termination with the Employer, or (y) as offered by the Employer to any of its Customers during the Restricted Period.2

(d) The Executive promises and agrees that during the Restricted Period the Executive shall not solicit or attempt to solicit and shall not encourage or induce in any way any employee, joint venturer, or business partner of the Employer to terminate an employment or contractual relationship with the Employer. The Executive agrees that the Executive shall not hire any person employed by Employer during the two-year period before the Executive’s employment termination with the Employer or any person employed by the Employer during the Restricted Period.

(e) The Executive promises and agrees that during the Restricted Period the Executive shall not cause statements to be made (whether written or oral) that reflect negatively on the business reputation of the Employer. The Employer likewise promises and agrees that during the Restricted Period the Employer shall not cause statements to be made (whether written or oral) that reflect negatively on the reputation of the Executive.

(f) The Executive and the Employer acknowledge and agree that the provisions of this Paragraph 8 have been negotiated and carefully determined to be reasonable and necessary for the protection of legitimate business interests of the Employer. Both parties agree that a violation of Paragraph 8 is likely to cause immediate and irreparable harm that will give rise to the need for court ordered injunctive relief. In the event of a breach or threatened breach by the Executive of any provision of this Agreement, the Employer shall be entitled to obtain an injunction without bond restraining the Executive from violating the terms of this Agreement and to institute an action against the Executive to recover damages from the Employee for such breach. These remedies for default or breach are in addition to any other remedy or form of redress provided under Florida law. The parties acknowledge that the provisions of this Paragraph 8 survive termination of the employment relationship, but the provisions of this

[1]

For example, the promise of no solicitation applies if the Executive is conducting prohibited business in the Restricted Territory or if the entity with, for or to whom the Executive is conducting prohibited business is located within the Restricted Territory.

[2]

For example, the promise of no competition applies if the Executive is conducting prohibited business in the Restricted Territory or if the entity with, for or to whom the Executive is conducting prohibited business is located within the Restricted Territory.

Paragraph 8 shall be null and void if a Change in Control occurs before employment termination. The parties agree that if any of the provisions of this Paragraph 8 are deemed unenforceable by a court of competent jurisdiction, that such provisions may be stricken as independent clauses by the court in order to enforce the remaining territory restrictions and that the intent of the parties is to afford the broadest restriction on post-employment activities as set forth in this Agreement. Without limiting the generality of the foregoing, without limiting the remedies available to the Employer for violation of this Agreement, and without constituting an election of remedies, if the Executive violates any of the terms of Paragraph 8 the Executive shall forfeit on the Executive’s own behalf and that of beneficiary(ies) any rights to and interest in any severance or other benefits under this Agreement or other contract the Executive has with the Bank or the Corporation.

(g) Definitions:

(i) “Restricted Period” as used herein means the one-year period immediately after the Executive’s termination and/or separation of employment with the Employer, regardless of the reason for termination and/or separation, except for reason of Change of Control as defined within this Agreement. The Restricted Period shall be extended in an amount equal to any time period during which a violation of Paragraph 8 of this Agreement is proven.

(ii) “Restricted Territory” as used herein means all of Indian River County, Florida.

(iii) “Customer” as used herein means any individual, joint venturer, entity of any sort, or other business partner of the Employer, with, for or to whom the Employer has provided Financial Products or Services during the last two years of the Executive’s employment with the Employer; or any individual, joint venturer, entity of any sort, or business partner whom the Employer has identified as a prospective customer of Financial Products or Services within the last two years of the Executive’s employment with the Employer.

(iv) “Financial Products or Services” as used herein means any product or service that a financial institution or a financial holding company could offer by engaging in any activity that is financial in nature or incidental to such a financial activity under section 4(k) of the Bank Holding Company Act of 1956 and that is offered by the Employer or an affiliate on the date of the Executive’s employment termination, including but not limited to banking activities and activities that are closely related and a proper incident to banking, or other products or services of the type of which the Executive was involved during the Executive’s employment with the Employer.

7.	Payment of Legal Fees

If the Executive or the Corporation initiates a proceeding, the prevailing party shall be entitled to reimbursement from the other party for all reasonable legal fees and expenses incurred.

8.	Successor Organization

The obligations of the Corporation as set forth herein shall continue to be the obligation of any successor organization, any organization which purchases substantially all of the assets of the Corporation, as well as any organization which assumes substantially all of the liabilities of the Corporation whether by merger, consolidation, or other form of business combination.

9.	Notices

All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice.

A. If to the Corporation, to:

Board of Directors

CenterState Banks, Inc.

42745 U.S. Highway 27

Davenport, Florida 33837

B. If to the executive, to:

Daniel E. Bockhorst

210 Oak Hammock Court SW

Vero Beach, Florida 32962

and to such other or additional person or persons as either party shall have designated to the other party in writing by like notice.

10.	No Mitigation Required

There shall be no requirement that Executive mitigate any damages or reduce the amount of any payment provided for in Paragraph 5(c) or Paragraph 6 by seeking other employment or otherwise, nor shall the amount of any payment provided for in Paragraph 6 be reduced by any compensation earned by Executive as the result of employment by any other employer after the date of termination or otherwise.

11.	Amendments

No amendments or additions to this Agreement shall be binding unless in writing and signed by all parties hereto, except as herein otherwise provided.

12.	Paragraph Headings

The paragraph headings used in the Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

13.	Severability

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

14.	Governing Law; Venue

The Agreement shall, except to the extent that federal law (including any law, rule, or applicable banking regulation) shall be deemed to apply, be governed by and construed and enforced in accordance with the laws of Florida. The sole and exclusive venue for any action arising out of this Agreement shall be a State court located in Polk County, Florida.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first hereinabove written.

WITNESSES:	CENTERSTATE BANKS, INC.

/s/ James J. Antal	By:	/s/ Ernest S. Pinner	Date: July 26, 2012

/s/ Debbie Harsh	Its:	Chairman and Chief Executive Officer

/s/ Tracy Bockhorst	/s/ Daniel E. Bockhorst (“Executive”)